UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2016
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HENNESSY CAPITAL ACQUISITION CORP. II

(Exact name of registrant as specified in its charter)

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Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

700 Louisiana Street, Suite 900 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 300-8242

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Merger Agreement

On April 1, 2016, Hennessy Capital Acquisition Corp. II (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USI Senior Holdings, Inc. (“USI Parent”), HCAC II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative.

The Merger Agreement provides for the acquisition by the Company of all of the outstanding capital stock of USI Parent, which, through its subsidiaries (together with USI Parent, “USI”), conducts its business under the “United Subcontractors, Inc.” name, through the merger of Merger Sub with and into USI Parent, with USI Parent surviving such merger as a direct wholly-owned subsidiary of the Company (the “Business Combination”).

Merger Consideration

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses and potential increase for certain “permitted acquisitions” (as described therein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). The Company will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of the Company’s common stock. Pursuant to the Merger Agreement, upon the effectiveness of the merger, each share of USI Parent common stock (including restricted stock) then outstanding will be converted into the right to receive cash and Company common stock and each share of USI Parent preferred stock then outstanding will be converted into the right to receive an amount in cash, without interest, equal to the liquidation value of $30.00 per share of such preferred stock. The shares of Company common stock to be issued in the Business Combination pursuant to the Merger Agreement will be valued at $10.00 per share.

The Cash Consideration will be funded through a combination of (i) cash held in the Company’s trust account after redemptions (as described herein), (ii) the proceeds (expected to be $100.0 million) from a new term loan credit facility (described further below under “Debt Commitment Letters”) which the Company expects to enter into in connection with the consummation of the Business Combination (the “Debt Financing”), and (iii) the net proceeds, if any, received by the Company from the potential sale (at the Company’s option) of the Company’s convertible preferred stock in a private placement to one or more institutional investors in an amount of up to $35.0 million and any other issuance, sale and delivery of the Company’s equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”).

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Redemption Offer

Pursuant to the Company’s amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, the Company will be providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, their shares of Company common stock for cash equal to their pro rata share of the aggregate amount on deposit as of two (2) business days prior to the consummation of the Business Combination in the Company’s trust account (which holds the proceeds of the Company’s initial public offering (the “IPO”), less taxes payable or amounts released to the Company for working capital) (the “Redemption Offer”). For illustrative purposes, based on funds in the trust account of approximately $199.7 million on December 31, 2015, the estimated per share redemption price would have been approximately $10.00.

Representations, Warranties and Covenants

Under the Merger Agreement, USI Parent, on the one hand, and the Company, on the other hand, each made customary representations, warranties and covenants for transactions of this nature. Except for certain representations made by USI Parent relating to its capitalization (which survive for a period of one year after the closing of the Business Combination) and certain indemnification obligations of the Company relating to certain indemnitees of USI, the representations and warranties made by USI Parent and the Company to each other in the Merger Agreement will not survive the consummation of the Business Combination.

Registration Rights

Pursuant to the Merger Agreement, the Company is obligated to file a resale shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the shares of Company common stock to be issued to existing USI stockholders in the Business Combination and use reasonable best efforts to cause such registration statement to become effective by or on the 180th day following the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement.

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including the approval of the Merger Agreement and Business Combination by the Company’s stockholders and the completion of the Redemption Offer. Each redemption of public shares by the Company’s public stockholders will decrease the amount in the Company’s trust account, which held approximately $199.7 million on December 31, 2015. If the Aggregate Cash Amount (after payment of the Company’s transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility described below and USI’s expenses incurred in connection with the preparation of the Company’s proxy statement and special meeting of the Company’s stockholders in connection with the Business Combination) is less than $279.599 million at closing, USI may, at its option, elect to not consummate the Business Combination.

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In addition, the closing of the Business Combination is subject to the fulfillment of other closing conditions, including, among others: (i) that all applicable waiting periods and any extensions thereof under applicable antitrust, competition or similar laws have expired or been terminated; (ii) the shares of Company common stock to be issued in the Business Combination having been listed on the NASDAQ Capital Market; (iii) the approval and election, or appointment, effective as of the closing of the Business Combination, to the Company’s board of directors of L. William Varner, Jr., Chief Executive Officer of USI, and an additional designee selected by USI, subject to the Company’s approval (not to be unreasonably withheld), and notified by USI to the Company within thirty (30) days of the date of the Merger Agreement, and the Company having offered each director designee the opportunity to enter into an agreement for indemnification (in addition to the indemnification provided for in the Company’s governing documents), effective as of the closing of the Business Combination; (iv) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) remaining after the closing of the Redemption Offer; and (v) the Debt Financing having been funded pursuant to the Debt Commitment Letters.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to closing, including by either party if the transactions contemplated by the Merger Agreement have not been completed by August 12, 2016; provided that the party seeking to terminate shall not have breached in any material respect its obligations in any manner that has proximately caused the failure to consummate the Business Combination. If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any knowing or intentional breach of the Merger Agreement.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors.  The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.  The Company does not believe that the disclosure schedules contain information that is material to an investment decision.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

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Founder Voting Agreement

Concurrently with the execution of the Merger Agreement, Hennessy Capital Partners II LLC (the “Company Sponsor”) and certain affiliates of the Company Sponsor (collectively, the “Hennessy Stockholders”) entered into a Voting and Support Agreement with USI Parent (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote all of the shares of the Company common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) (i) in favor of the adoption of the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any obligations contained in the Merger Agreement or the Voting and Support Agreement; (iii) in favor of the proposals set forth in the Company’s preliminary proxy statement (and definitive proxy statement, when available) to be filed with the Securities and Exchange Commission (the “SEC”) relating to the Redemption Offer and the Business Combination; and (iv) against alternative proposals or transactions to the Business Combination.

The Voting and Support Agreement generally prohibits the Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of the Company’s common stock prior to the consummation of the Business Combination. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of USI and the Hennessy Stockholders, (ii) the closing of the Business Combination, and (iii) the termination of the Merger Agreement in accordance with its terms. A copy of the Voting and Support Agreement is filed with this Report as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Voting and Support Agreement is qualified in its entirety by reference thereto.

Debt Commitment Letters

In connection with the transactions contemplated by the Merger Agreement, Merger Sub entered into debt commitment letters and related fee letters (the “Debt Commitment Letters”) with GSO Capital Partners LP (“GSO”) and Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which, among other things, (i) GSO has committed to provide a senior secured term loan facility in an aggregate principal amount of $100.0 million (the “Term Loan Facility”) plus certain uncommitted incremental increase options in an aggregate amount of up to $25.0 million and (ii) Wells Fargo has committed to provide a senior secured asset-based revolving credit facility in an aggregate principal amount of $25.0 million (the “ABL Facility” and, together with the Term Loan Facility, collectively, the “Credit Facilities”). The Debt Commitment Letters were originally entered into on April 1, 2016 and amended and restated on April 7, 2016. The proceeds of the Credit Facilities, in addition to a portion of USI’s existing cash on hand, will be used, among other things, (A) to pay the Cash Consideration, (B) to refinance or repay the loans under USI’s existing credit facilities and certain outstanding indebtedness of USI, (C) to pay any prepayment premiums, fees and expenses in connection with any of the foregoing, and (D) only in respect of the ABL Facility, for general corporate and working capital purposes. The commitments to provide the Credit Facilities are subject to certain representations, warranties, covenants and closing conditions,

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including, but not limited to (A) satisfactory evidence that (i) in the case of the Term Loan Facility, USI’s ratio of consolidated total debt to pro forma EBITDA for the trailing twelve months (the “LTM Adjusted EBITDA”) (as mutually agreed upon) ended April 1, 2016 does not exceed 2.5 to 1.0 after giving effect to all transactions contemplated by the Merger Agreement, (ii) in the case of each of the Credit Facilities, USI’s LTM Adjusted EBITDA (as mutually agreed upon) for the last twelve months prior to the closing of the Business Combination is not less than $40.0 million, and (iii) in the case of the ABL Facility, USI has minimum liquidity, after giving effect to the initial use of proceeds of not less than $7.5 million, of which at least $5.0 million must be derived from excess availability under the ABL Facility; (B) the negotiation of definitive documentation for the Credit Facilities; and (C) other customary closing conditions. USI will pay customary fees and expenses in connection with the Debt Commitment Letters and the Credit Facilities, and, subject to customary exceptions, USI will indemnify the lenders for certain losses incurred by the lenders in connection with the transactions contemplated by the Debt Commitment Letter.

The foregoing description of the Debt Commitment Letters does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letters, copies of which have been filed as Exhibit 10.2 and Exhibit 10.3 hereto, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of Company common stock to be issued in connection with the Business Combination will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Additional Information About the Business Combination and Disclaimer

The proposed Business Combination will be submitted to the stockholders of the Company for their consideration. The Company intends to file with the SEC preliminary and definitive proxy statements in connection with the Business Combination and other matters and will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the Business Combination. The Company’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve, among other things, the Business Combination because these documents will contain important information about the Company, USI and the Business Combination. Stockholders may also obtain a copy of the proxy statement, once available, as well as other documents filed with the SEC that will be incorporated by reference in the proxy statement, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary, 700 Louisiana Street, Suite 900, Houston, Texas, 77002 or by telephone at (713) 300-8242. This Report does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the Company’s stockholders in respect of the proposed Business Combination. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on February 22, 2016. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available and which can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements with respect to the benefits of the Business Combination, the future financial performance of the Company following the Business Combination, changes in the market for USI’s services, and expansion plans and opportunities, including future acquisition or additional business combinations are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against USI or the Company following announcement of the proposed Business Combination and related transactions; (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company, consummate the Debt Financing or satisfy other conditions to the closing of the Business Combination; (4) the ability to obtain or maintain the listing of the Company’s common stock on the NASDAQ Capital Market following the Business Combination; (5) the risk that the proposed Business Combination disrupts the parties’ current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that USI or the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement,

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including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits

Number	Description
2.1†	Agreement and Plan of Merger, dated as of April 1, 2016, by and among USI Senior Holdings, Inc., Hennessy Capital Acquisition Corp. II, HCAC II, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative.
10.1	Voting and Support Agreement, dated as of April 1, 2016, by and among USI Senior Holdings, Inc., Hennessy Capital Partners II LLC and the stockholders set forth on Schedule I thereto.
10.2	Amended and Restated Commitment Letter, dated as of April 7, 2016 by and between HCAC II, Inc. and Wells Fargo Bank, N.A.
10.3	Amended and Restated Commitment Letter, dated as of April 7, 2016 by and between HCAC II, Inc. and GSO Capital Partners, LP.

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† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2016	HENNESSY CAPITAL ACQUISITION CORP. II

	By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Chief Executive Officer

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EXHIBIT INDEX

Number	Description
2.1†	Agreement and Plan of Merger, dated as of April 1, 2016, by and among USI Senior Holdings, Inc., Hennessy Capital Acquisition Corp. II, HCAC II, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative.
10.1	Voting and Support Agreement, dated as of April 1, 2016, by and among USI Senior Holdings, Inc., Hennessy Capital Partners II LLC and the stockholders set forth on Schedule I thereto.
10.2	Amended and Restated Commitment Letter, dated as of April 7, 2016 by and between HCAC II, Inc. and Wells Fargo Bank, N.A.
10.3	Amended and Restated Commitment Letter, dated as of April 7, 2016 by and between HCAC II, Inc. and GSO Capital Partners, LP.
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† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

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